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[LOGO OF METLIFE]                      FIRST METLIFE INVESTORS INSURANCE COMPANY

GUARANTEED MINIMUM INCOME BENEFIT RIDER SUPPLEMENTAL APPLICATION
(GMIB RIDER)

PLEASE NOTE: We offer two versions of the GMIB Rider: the GMIB Max III and the GMIB Plus IV. If you have selected the GMIB Max III or the GMIB Plus IV Rider in the application, please review the information and provide your acknowledgement below.

1. CONTRACT INFORMATION

Name of Contract Owner                        Owner Social Security Number

Name of Joint Owner (if applicable)           Joint Owner Social Security Number

2. DISCLOSURE INFORMATION

     . If the GMIB Max Rider is in force, we may reject subsequent Purchase Payments by sending advance written notice to you if any of the following changes occur regarding the GMIB Max Rider available for new contract purchases: (1) A change in the GMIB Max Rider Charge; (2) A Change in the Dollar for Dollar Withdrawal Percentage; (3) A change in the Annual Increase Accumulation Rate; (4) A change in the Basis of the GMIB Annuity Table; or (5) The GMIB Max Rider is no longer offered by Us for new or existing customers.

     . While the GMIB Max Rider is in force, Purchase Payment allocations and all transfers, and reallocations of your Account Value can only be made to the GMIB Max Subaccounts. If the GMIB Max Rider is terminated and no longer in force, no transfers or allocations may be made to the GMIB Max Rider Subaccounts. You will have access to the other Subaccounts currently available. While the GMIB Plus Rider is inforce, Purchase Payment allocations and all transfers and reallocations of your Account Value must meet allocation limits applicable to the Subaccount and other accounts included by rider as set forth in the section on Allocation, Transfer and Rebalancing.

     . No changes to the classification of a Subaccount or other accounts included by rider will be made without the prior approval of the New York State Insurance Department. See Purchase Payment Allocation section of the application for the classification of Subaccounts and other accounts included by rider. The initial Income Base is equal to your initial Purchase Payment or Account Value on the Effective Date. The Income Base is the greater of the contract's Highest Anniversary Value or Annual Increase Amount subject to the contractual maximums. Subsequent Purchase Payments will increase the Highest Anniversary Value and the Annual Increase Amount subject to the contractual maximums.

     . The GMIB Rider Charge is equal to 1.00% multiplied by the Income Base at the end of the prior Contract Year prior to any Optional Step-Up. The charge is assessed for the prior Contract Year at each Contract Anniversary following the Effective Date. The GMIB Rider Charge may only be changed as a result of an Optional Step-Up, up to a Maximum Optional Step-Up Charge equal to a rate of 1.50% provided that this rate will not exceed the rate currently applicable to the same rider available for new contract purchases at the time of Step-Up.

     . The Income Base is established for the sole purpose of determining the minimum income benefit. The Income Base is not available for cash withdrawals and does not establish or guarantee an Account Value or a minimum return for any Subaccount.

     . The payout rates guaranteed under this Rider are based on conservative assumptions, therefore the level of income guaranteed under this Rider is often less than the income that would be provided by annuitizing under the regular provisions of your Contract.

     . The GMIB Rider will terminate upon the earliest of (a) The 30th day following the GMIB Rider Termination Date shown on the Contract Schedule; (b) The date you make a full withdrawal of your Account Value; (c) The date there are insufficient funds to deduct the GMIB Rider Charge from your Account Value; (d) The date you annuitize your Contract; (e) A change of the Owner or Joint Owner (or Annuitant if the Owner is a non-natural person), subject to our administrative procedures; (f) The date you assign your Contract, subject to our administrative procedures; (g) Death of the Owner or Joint Owner (or Annuitant if the Owner is a non-natural person); (h) The date the Guaranteed


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          Principal Option takes effect; or (i) Termination of the Contract to which this Rider is attached. If you take a full withdrawal or apply any portion of your Adjusted Account Value to an Annuity Option, a pro rata portion of the GMIB Rider Charge will be assessed based on the number of months from the last Contract Anniversary to the date of withdrawal or application to an Annuity Option. If the Guaranteed Principal Option is exercised, we will no longer deduct the GMIB Rider Charge. However, if transfers or partial withdrawals result in termination of the GMIB Rider, we will provide you with 30 days prior written notice of such termination with an opportunity to remedy.

     . Cumulative partial withdrawals in any Contract Year that exceed the Annual Increase Amount on the previous Contact Anniversary multiplied by the Dollar-for-Dollar Withdrawal Percentage will reduce the Annual Increase Amount proportionately by the Percentage Reduction in Account Value.

     . The GMIB may have limited usefulness in connection with a Qualified Contract, such as an IRA, in circumstances where, due to the ten year waiting period after purchase and after an Optional Step-Up/Optional Reset, the owner is unable to exercise the rider until after the required beginning date of required minimum distributions under the contract. In such event, required minimum distributions received from the contract during the 10-year waiting period will have the effect of reducing the income base either on a proportionate or dollar for dollar basis, as the case may be. Like any withdrawal, this may have the effect of reducing or eliminating the value of annuity payments under the GMIB. However, this annuity does contain a feature that increases amounts that may be withdrawn to meet required minimum distributions determined for this annuity only without reducing the income base on a proportional basis. If you plan on taking amounts from this annuity to satisfy required minimum distributions for other qualified contracts or IRAs there may be a reduction or elimination of the value of annuity payments under this rider. You should consider whether the benefit is appropriate for your circumstances. You should consult your tax adviser prior to electing a GMIB rider.

     . The GMIB is not available for purchase by a beneficiary under a decedent's Non-Qualified Contract or IRA (or where otherwise offered, under any other contract which is being "stretched" by a beneficiary after the death of the owner or after the death of the annuitant in certain cases). The GMIB benefit may not be exercised until 10 years after purchase (and after an Optional Step-Up/Optional Reset), and the benefit provides guaranteed monthly Fixed Income Payments for life (or joint lives, if applicable), with payments guaranteed for 5 years. However, the tax rules require distributions prior to the end of the 10-year waiting period, commencing generally in the year after the owner's death, and also prohibit payments for as long as the beneficiary's life in certain circumstances.

3. SIGNATURE(S)

By signing below I acknowledge that I have received the appropriate product prospectus and authorize the selection of the Guaranteed Minimum Income Benefit Rider indicated in the application. I further acknowledge that I read and understand the Guaranteed Minimum Income Benefit Rider Supplemental Application provided above.

Contract Owner(s)' signature and title, if applicable     Date: ________________

Joint Owner Signature (if applicable)                     Date: ________________

NOTE: IF YOU ARE SIGNING ON BEHALF OF ANOTHER INDIVIDUAL OR ENTITY, PLEASE INDICATE YOUR TITLE, POSITION OR STATUS (E.G., TRUSTEE, ATTORNEY-IN-FACT, GUARDIAN, CONSERVATOR, EXECUTOR, ADMINISTRATOR) FOLLOWING YOUR SIGNATURE AND CALL OUR POLICY SERVICE OFFICE FOR ADDITIONAL DOCUMENT REQUIREMENTS.


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